Exhibit 99.1

                INDEPENDENT INSURANCE GROUP ANNOUNCES PURCHASE
                       BY AMERICAN GENERAL CORPORATION

                    JACKSONVILLE, Fla. -- Independent Insurance
          Group (NASDAQ: INDHK) announced today that it had reached a definitive agreement to be acquired by American General Corporation (NYSE: AGC), one of the nation's largest insurance and consumer financial services organizations, headquartered in Houston, TX.

                    Consolidation in the insurance industry has intensified recently, as evidenced by the proposed mergers between such giants as New England Life and Metropolitan Life, and Connecticut Mutual and Mass Mutual. In addition, other issues beyond management control, such as the difficult business environment within certain states, and the unexpected loss severity of Hurricane Andrew in 1990 have led the company to this alternative.

                    According to Independent Life Chairman, Wilford
          C. Lyon, Jr., "Recent developments in our industry have prompted us to consider other options that would allow us to continue pursuing corporate objectives while remaining responsive to our policyholders, employees and shareholders."

                    Independent Life does not anticipate that the purchase will have an immediate effect on Company operations in the city of Jacksonville. "While we would have preferred to remain a stand-alone entity, we know that American General's reputation within the financial service industry, the size and diversity of their product line and distribution system, and financial strength make them a valuable partner with which to deal with all the changes facing our industry," continued Mr. Lyon.

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          FOR MORE INFORMATION, CONTACT
          LEANNE HAND - (904) 358-5416
          October 19, 1995